                                                                     EXHIBIT 5.1



November 3, 1998



Board of Directors
Sonic Automotive, Inc.
5401 East Independence Boulevard
Charlotte, North Carolina 28218

Dear Sirs:

     We are acting as counsel to Sonic Automotive, Inc., a Delaware corporation (the "Company") and its subsidiaries, as guarantors (the "Guarantors" and, collectively with the Company, the "Issuers"), in connection with the preparation, execution, filing and processing with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a Registration Statement (No. 333-64397 and Nos. 333-64397-001 through 333-64397-044) on Form S-4 (as amended through the date hereof, the "Registration Statement"). This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act.

     The Registration Statement covers the proposed offer to exchange (the "Exchange Offer") by the Company of its $125,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2008 (the "Exchange Notes") and the guarantees (the "Guarantees" and, collectively with the Exchange Notes, the "Securities") by the Guarantors of the Company's obligations under the Exchange Notes, for any and all of the Company's $125,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2008 currently outstanding and the guarantees by the Guarantors of the Company's obligations thereunder (the "Old Notes").

     In our representation of the Company and the Guarantors, we have examined
(i) the Registration Statement, (ii) the Company's Certificate of Incorporation and Bylaws, each as amended to date, (iii) each of the Guarantors' respective Articles of Incorporation or Organization, as the case may be, and Bylaws, Operating Agreement or Limited Partnership Agreement, as the case may be, all as amended to date, (iv) all actions of the Company's Board of Directors recorded in the Company's minute book, (v) all actions of the Guarantors' respective Board of Directors, Board of Governors, Managers or General Partners, as the case may be, recorded in the respective Guarantors' minute books, (vi) the form of Old Note, (vii) the form of Exchange Note, (viii) the form of Guarantees, (ix) the Indenture dated as of July 1, 1998 between the Issuers and U.S. Bank Trust National Association, as trustee (the "Trustee"), under which the Old Notes with the Guarantees were issued and the Exchange Notes with the Guarantees will be issued, (x) certificates of good standing or existence, as the case may be, with respect to the Issuers from the States of Alabama, Delaware, Florida, Georgia, Nevada, North Carolina, Ohio, South Carolina, Tennessee and Texas and (xi) such other documents as we have considered necessary for purposes of rendering the opinions expressed below.

     Based upon the foregoing, we are of the following opinion:

     When (a) the Indenture, under which the Securities will be issued, has been qualified under the Trust Indenture Act of 1939, as amended, (b) the Exchange Notes have been executed by the Company and the Guarantees have been executed by each of the Guarantors and (c) the Securities have been delivered in exchange for the Old Notes and the guarantees endorsed thereon in the manner stated in the Registration Statement and the Indenture, the Securities will be validly issued, fully paid and non-assessable, and will be binding obligations of the Company (in the case of the Exchange Notes) and the Guarantors (in the case of the Guarantees), except as may be limited by: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforcebility under certain circumstances, as contrary to public policy, under law or court decisions of provisions providing for the indemnification or exculpation of, or contribution to, a party.

     We express no opinion as to the validity, binding effect or enforceability of any provision of the Exchange Notes or the Guarantees: (1) relating to indemnification or contribution; (2) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, a "Waiver") by the Company or any Guarantor under any of such agreements to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions), or any Waiver in the Guarantee insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions); (3) relating to choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York and applying the law of the State of New York; (4) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement; and (5) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.

     In addition to the foregoing, our opinions expressed herein are subject to the following qualifications: (a) provisions in the Guarantees that provide that the Guarantors' liability thereunder shall not be affected by actions or failures to act on the part of the holders or the Trustee or by amendments or waivers of provisions of documents governing the guaranteed obligations might not be enforceable under circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations;
(b) we express no opinion as to whether the Guarantee would be deemed by a court of competent jurisdiction to be within the authorized corporate power of any Guarantor; and (c) we have assumed consideration that is fair and sufficient to support the agreements of each Guarantor under the Guarantee has been, and would be deemed by a court of competent jurisdiction to have been, duly received by each Guarantor.

     The opinions expressed herein are limited to matters governed by the laws of the States of North Carolina and New York, the General Corporation Law of the State of Delaware, the Act and the applicable business corporation, limited liability company or limited partnership laws of the States of Alabama, Florida, Georgia, Nevada, Ohio, South Carolina, Tennessee and Texas. We do not purport to be expert with respect to the laws of the States of Alabama, Florida, Georgia, Nevada, Ohio, Tennessee and Texas and our opinions with respect to the laws of such states is based solely upon our reading of the texts of the relevant corporate, limited liability company and limited partnership statutes as set forth in the Corporation Guide and the State Limited Liability Company & Partnership Laws, both published by Aspen Law & Business.

     We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" in related prospectuses. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                        Very truly yours,



                                     /S/ PARKER, POE, ADAMS & BERNSTEIN L.L.P.